Exhibit 21.1

LIST OF SUBSIDIARIES

        The following is a list of the subsidiaries of Small Town Radio, Inc. as of December 31, 2006:

Subsidiary	Jurisdiction of Incorporation
Small Town Radio of Georgia, Inc.	Georgia